SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2008

WORLDSPACE, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF DELAWARE	000-51466	52-1732881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8515 Georgia Avenue, Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

(301) 960-1200

(Registrant’s telephone number, including area code)

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On July 17, 2008, WorldSpace, Inc. (the “Company”) entered into a Second Forbearance Agreement and Amendment (each an “Agreement” and collectively, the “Agreements”) with each of the four holders (the “Investors”) of its amended and restated bridge loan notes (the “Bridge Loan Notes”) and second amended and restated convertible notes (the “Convertible Notes”) to extend until July 31, 2008 the due date for the payment of approximately $19.0 million in aggregate principal amount of the Bridge Loan Notes (including all accrued and unpaid interest and late fees, if any, on the Bridge Loan Notes) and approximately $1 million in past due interest on the Convertible Notes. As a result of this extension and the earlier Forbearance Agreement and Amendment, dated July 3, 2008 between the Company and each of the Investors, the Bridge Loan Notes are required to be paid in full no later than July 31, 2008.

In connection with the extension of the due date, the Company and the Investors agreed to exchange the 6.5 million amended forbearance warrants to acquire shares of Class A Common Stock issued to the Investors on June 13, 2008 for second amended warrants in the aggregate amount of 8 million warrants exercisable to acquire shares of the Company’s Class A Common Stock (the “Second Amended and Restated Warrants”). The Second Amended and Restated Warrants grant the holders the right to acquire shares of Class A Common Stock at $1.55 per share, subject to certain anti-dilution adjustments, including, inter alia, certain issuances of shares below the then prevailing market price. The shares of Class A Common Stock issuable to the Investors upon exercise of the Second Amended and Restated Warrants will be subject to the rights for registration on a shelf registration statement on Form S-3 in accordance with the terms of the registration rights agreement entered into between the Company and the Investors in June 2007.

Under the terms of the Agreements, the Company also agreed, on or before July 29, 2008, to pledge up to 100% (but in no event less than 66  2/3%) of the equity interests of WorldSpace Europe Holdings ApS (“WorldSpace Europe”) in favor of the collateral agent under the Bridge Loan Notes and Convertible Notes (“Collateral Agent”), for the benefit of the Investors. The Company also agreed to cause WorldSpace Europe to: (A) become a Guarantor, as defined in the security documents securing the Bridge Loan Notes and Convertible Notes (the “Security Documents”), by executing and delivering, to the extent legally permissible, a guaranty in favor of the Collateral Agent, for the benefit of the Investors, in form and substance reasonably acceptable to the Required Holders (i.e., the holders of a majority in interest of the Convertible Notes), (B) become a Pledgor (as defined in the Security Documents) by executing and delivering, to the extent legally permissible, a joinder to the security agreement, in form and substance reasonably acceptable to the Required Holders, pledging all of its assets in favor of the Collateral Agent, for the benefit of the Investors (C) pledge, to the extent legally permissible, its 65% equity interest in WorldSpace Italia SpA in favor of the Collateral Agent, for the benefit of the Investors.

The forms of the Agreement and the Second Amended and Restated Warrant are attached hereto as Exhibits 99.1 and 99.2.

In connection with the Agreement the Company also agree to pay up to $500,000 for the fees and expenses of a financial adviser and legal counsel to the Investors for purposes of conducting financial and legal due diligence in respect of the Company’s business, operations and assets. $250,000 of this amount was paid on July 21, 2008 with the remainder to be paid on or before July 31, 2008.

In accordance with applicable rules of The Nasdaq Global Market, the Second Amended and Restated Warrants contain a cap on the exercise of the Warrants, such that no more than an aggregate of 19.9% of the Company’s outstanding shares may be issued pursuant to exercises of Second Amended and Restated Warrants until the stockholder approval required by The Nasdaq Global Market has been obtained. The Company has agreed to solicit the requisite stockholder approval for the issuance of the shares pursuant to Second Amended and Restated Warrants at a special meeting of stockholders to be held not later than August 29, 2008.

The foregoing descriptions do not purport to be a complete description of the terms of the documents, and this description is qualified in its entirety by the terms of the definitive documents or forms thereof which are attached as exhibits to this Current Report on Form 8-K, and which are incorporated by reference.

The Company and the Investors are in discussions regarding amendments to the Agreements that would, inter alia, further extend the Company’s time for repayment of certain of the obligations owed by the Company to the Investors. Any such further forbearance would be subject to the finalization of terms and the execution and delivery of definitive agreements and no assurance can be given that an agreement regarding any further forbearance will be reached.

Item 3.02	Unregistered Sales of Equity Securities

The description of the issuance and terms of Second Amended and Restated Warrants is set forth above in Item 1.01 and is hereby incorporated by reference into this Item 3.02.

The issuance of Second Amended and Restated Warrants was done in reliance on Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	The following exhibit is filed as part of this report:

99.1	Form of Second Forbearance Agreement and Amendment among the Company, each of the Guarantors and the Investor named therein

99.2	Form of Second Amended and Restated Warrant to Purchase Common Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2008

WORLDSPACE, INC.
(Registrant)

By:	/s/ Donald J. Frickel
Name:	Donald J. Frickel
Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number	Exhibit
99.1	Form of Second Forbearance Agreement and Amendment among the Company, each of the Guarantors and the Investor named therein

99.2	Form of Second Amended and Restated Warrant to Purchase Common Stock